                                                                      EXHIBIT 24


                             Accountants' Consent



The Board of Directors
Response Oncology, Inc.


We consent to incorporation by reference in the Registration Statements on Form S-8 of Response Oncology, Inc. of our report dated January 23, 1996, relating to the consolidated balance sheets of Response Oncology, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, which report appears in the December 31, 1995 annual report on Form 10-K of Response Oncology, Inc.



                                        KPMG Peat Marwick LLP



Memphis, Tennessee
October 11, 1996